Exhibit 10.113

Confidentiality/Proprietary Information and Inventions Agreement

I recognize that HALO Technology Holdings, Inc., a Nevada corporation, together with any subsidiaries or other affiliates of such corporation (collectively, the “Company”) is engaged in a continuous program of research, development, experimentation and production respecting its business, present and future.

I understand that:

1. As part of my employment by the Company, I am expected to make new contributions and inventions of value to the Company.

2. My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

(a) applicable to the business of the Company; and

(b)	applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

3. The Company possesses and will in the future possess information that has been, or will be, created, discovered or developed, or has become or will become otherwise known to the Company (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has or will have actual or potential economic value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes (a) trade secrets, inventions, ideas, processes, formulae, data, know-how, source and object codes, programs, other works of authorship, improvements, techniques, discoveries, developments and designs (hereinafter collectively referred to as “Inventions”) and (b) information regarding plans for research, development, new products or product improvements, marketing and selling, business plans, strategies, budgets, unpublished financial statements, forecasts, licenses, prices and costs, suppliers, customers and information regarding the skills, identity or compensation of other employees of the Company.

4. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

I represent and warrant that I have terminated employment with one or more prior employers and that my employment with the Company, and the use of any skills and knowledge that I may have by the Company, are not in violation of the terms of any contract that I am a party to or any other applicable provision of the law.

In consideration of my employment and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times, both during my employment by the Company and after its termination, I will not acquire any Proprietary Information by improper means, I will keep in confidence and trust all Proprietary Information which I may acquire, and I will not use or disclose any such Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

2. INTENTIONALLY OMITTED.

3. In the event of the termination of my employment by me or by the Company for any reason, I will either (i) deliver to the Company all documents and data of any nature pertaining to my work with the Company, or (ii) at the request of the Company, destroy all documents and data of any nature pertaining to my work with the Company and certify that such documents and data have been destroyed. Furthermore, I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

4. I will promptly disclose to the Company, or any persons designated by it, all Inventions, whether or not patentable or copyrightable, made, conceived, reduced to practice, developed, originated or learned by me, either alone or jointly with others, either:

(a) during the period of my employment which are directly or indirectly related to or useful in the business or industry of the Company or the research or development of the Company, or result from tasks assigned to me by the Company or are otherwise within the scope of my responsibilities with the Company, or result from use of facilities, equipment, supplies or premises owned, leased or contracted for by the Company or use or knowledge of Proprietary Information; or

(b) within six (6) months after termination of my employment which are directly or indirectly conceived as a result of, or are suggested or attributable to, work done by me during such employment or result from use or knowledge of Proprietary Information.

5. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

7. As a matter of record I have identified on Exhibit A attached hereto all Inventions relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I represent that such list is complete. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions on Exhibit A but I must inform the Company that all such Inventions have not been listed for that reason. If there is no such list on Exhibit A and I have not otherwise informed the Company in accordance with the preceding sentence, I represent that I have made no such Inventions at the time of signing this Agreement.

8. I represent that my performance of all terms of this Agreement and of my duties and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. I understand that as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company (a) any materials, documents or proprietary information of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use, or (b) any proprietary information which I know or should have known has been acquired by improper means, or otherwise misappropriated from another person.

Accordingly, this is to advise the Company that the only material or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or will use in my employment are identified on Exhibit A attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company authorization for their possession and use in my employment with the Company.

I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

10. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to seek to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns, provided that this Agreement may not be assigned by me.

12. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement does not limit any duties, responsibilities or obligations which I may have, or any rights of the Company, under applicable law.

13. This Agreement shall be effective as of the first day of my employment by the Company, namely: December 19, 2005. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut, without regard to its choice-of-law provisions.

15. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

16. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

17. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

Dated: December 28, 2005	By: /s/ Mark Finkel Mark Finkel
ACCEPTED AND AGREED TO:
HALO Technology Holdings, Inc. By: /s/ Rodney Bienvenu Name: Rodney Bienvenu Its: CEO and Chairman